United States

Securities And Exchange Commission
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 3, 2018

ISORAY, INC. (Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	001-33407 (Commission File Number)	41-1458152 (IRS Employer Identification No.)

350 Hills Street, Suite 106, Richland, Washington 99354

(Address of principal executive offices) (Zip Code)

(509) 375-1202

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Material Definitive Agreement.

The information set forth under Item 5.02 of this Current Report on Form 8-K is incorporated into this Item 1.01 by reference.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 3, 2018, IsoRay, Inc. (the “Company”) appointed Jonathan Hunt as Chief Financial Officer of the Company. Mark Austin, Controller, will remain the Company’s Principal Financial Officer and Principal Accounting Officer.

Before joining the Company, Mr. Hunt, age 51, was Chief Financial Officer at Vivid Learning Systems, an online safety training company, from 2009 to 2018, where he had a central role in its turnaround, including growing revenues and implementing financial policy and process changes that ultimately resulted in the successful sale of the business. Mr. Hunt previously served as Chief Financial Officer of the Company from 2006 to 2009. Prior to that, Mr. Hunt worked at Hypercom Corporation, a global provider of electronic payment solutions and manufacturer of credit card terminals, where he served as Assistant Corporate Controller from 2005 to 2006.   Mr. Hunt holds a Bachelor of Science, Accountancy, and a Masters of Accountancy degree from Brigham Young University.

In connection with Mr. Hunt’s appointment, the Company entered into an Employment Agreement, dated effective December 3, 2018, for an initial term of three years, subject to successive one year renewals. Mr. Hunt will receive an annual salary of $215,000, payable in accordance with the Company’s standard payroll practices. He will be eligible for a quarterly and an annual discretionary bonus as periodically established by the Compensation Committee of the Company based upon metrics that will be established by the Compensation Committee in its sole discretion. Also under his Employment Agreement, Mr. Hunt is eligible to participate in and receive stock options under the Company’s 2017 Equity Incentive Plan. Mr. Hunt was issued 150,000 common stock options on December 3, 2018, which will have an exercise price equal to the fair market value on the date of the grant. One quarter of the options will vest immediately and the rest will vest in one-quarter increments on each anniversary of the effective date of the Employment Agreement.

Mr. Hunt will be an “at-will” employee. Either Mr. Hunt or the Company may terminate his employment with or without cause, for any reason or no reason, and at any time. Mr. Hunt is subject to standard confidentiality provisions and a non-compete, non-solicitation covenant for a one-year period following termination of his employment.

The above description is only a summary of the material terms of the Employment Agreement, does not purport to be a complete description of the Employment Agreement, and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1, and incorporated herein by reference.

Neither the Company nor any of its subsidiaries has entered into any transactions with Mr. Hunt described in Item 404(a) of Regulation S-K. Mr. Hunt was not appointed pursuant to any arrangement or understanding between him and any other person. There are no family relationships between Mr. Hunt and any director or executive officer of the Company.

Item 8.01     Other Events.

On December 3, 2018, the Company issued a press release announcing Mr. Hunt’s appointment as Chief Financial Officer, the text of which is attached hereto as Exhibit 99.1.

Item 9.01     Financial Statements and Exhibits.

(d)     Exhibits.

10.1	Employment Agreement, dated effective December 3, 2018, between Jonathan Hunt and IsoRay, Inc.

99.1	Press release issued by IsoRay, Inc., dated December 3, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 3, 2018

IsoRay, Inc., a Minnesota corporation

By:	/s/ Lori A. Woods
Lori A. Woods, Interim CEO